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Exhibit (a)(8)

[EMAIL MESSAGE FROM LUCY PARK TO OPTIONHOLDERS ELIGIBLE TO PARTICIPATE IN THE EXCHANGE OFFER TRANSMITTING THE DOCUMENTS REGARDING THE EXCHANGE OFFER]

To Polycom Stock Optionholder,

The purpose of this email is to provide you information on the offer to exchange Polycom stock options that our CEO Bob Hagerty briefly discussed at our last all-employee meeting. ONLY THOSE INDIVIDUALS WHO ARE ELIGIBLE TO PARTICIPATE IN THIS EXCHANGE OFFER HAVE RECEIVED THIS EMAIL. Please do not forward this email to your co-workers. This exchange offer is being made to certain optionholders who have option grant(s) with an exercise price equal to or greater than $23.55 per share.

Please carefully read the attached documents regarding the exchange offer. These documents include:

* the Offer to Exchange;

* the Memorandum from Robert C. Hagerty dated May 21, 2001;

* the Election Form;

* the Notice to Withdraw from the Offer; and

* the Form of Promise to Grant Stock Option(s).

If you do not have access to a printer, please reply to this email, and we will forward you hard copies of all of the attached documents regarding the exchange offer.

Hard copies of all of the attached documents are also available at no charge by email or phone request to Stock Administration, Attn: Lucy Park, (408) 474-2626.

PLEASE REPLY TO THIS EMAIL IMMEDIATELY AFTER YOU RECEIVE IT AND CONFIRM TO STOCK ADMINISTRATION THAT YOU HAVE RECEIVED THE ATTACHED DOCUMENTS CONCERNING THE OPTION EXCHANGE.

If you are not sure what options you currently have, please check your account online www.optionslink.com <http://www.optionslink.com> or call OptionsLink Customer Service 1-800-838-0908 (for those of you outside the U.S. please call 650-599-0125).

If you decide to participate in the Offer, you must deliver the completed Election Form by June 21, 2001 9:00 p.m. Pacific Daylight Time to Polycom Stock Administration, 1565 Barber Lane, Milpitas, CA 95035 or fax the Election Form to Stock Administration (408)474-2508.

If you have questions please contact Richard Deranleau or Lucy Park.

Thank You,
Stock Administration

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  Exhibit (a)(8)